 FOR IMMEDIATE RELEASE
April 16, 2003

Tellabs reports first-quarter sales of $223 million, announces expense and job reductions as new leadership team sets path to profitable growth

Naperville, Ill. – Tellabs today reported first-quarter 2003 revenues of $223 million and a net loss of $43 million or 10 cents per share. The company reduced quarterly operating expenses to $144 million, below its $145 million target. Operating cash flow was a negative $11 million including restructuring payments; before restructuring operating cash flow was a positive $14 million. The company ended the quarter with more than $1 billion in cash and marketable securities.

Tellabs' new leadership team intends to reduce operating expenses to $125 million per quarter by the fourth quarter of 2003, positioning the company to break even, and to drive growth in revenues and earnings. As an initial step, Tellabs will reduce its U.S. and international work force by 665 employees or 14% starting in April, and record a restructuring charge in the second quarter. Over the coming year, the company will continue to identify and implement actions to cut fixed costs through facility consolidation, increase returns from manufacturing operations and implement further cost reductions across the business-including work force reductions as needed.

To drive revenue growth, Tellabs will continue to reallocate product development resources to current and future markets such as IP and data that present the best customer and growth opportunities. The company also will focus resources in growth geographies such as Eastern Europe, China and other countries in Asia. About 13% of Tellabs overall revenues came from new products in the quarter.

"Despite difficult market conditions, I'm confident the new Tellabs leadership team has the right strategy to chart our path to profitable growth," said Michael J. Birck, Tellabs chairman and chief executive officer. "We are taking painful but necessary steps to better align our business with the realities of today's marketplace and to ensure a long-term competitive advantage for Tellabs."

During the quarter, Timothy J. Wiggins joined Tellabs as chief financial officer, bringing strong cost control and turnaround experience to the company. He joins Edward Kennedy, recently named president of Tellabs North America, and Anders Gustafsson, who was named president of Tellabs International in August, as senior leaders in the company's new leadership team.

Optical Networking: Sales of optical networking systems, which include Tellabs' strategic North American products, were $105 million. Tellabs increased its market leadership in North American bandwidth management, according to RHK, which reported last month that Tellabs had 52% market share in 2002. The company announced the sale of a Tellabs® 7100 system to Sprint, its first to a leading U.S. carrier. About 7% of Tellabs' overall revenue came from new North American optical networking products, including the Tellabs 7100 system, the Tellabs® 6500 transport switch and the Tellabs® 6400 transport switch. The company also announced sales of the Tellabs 6400 system to ITXC and Sungard. And Tellabs introduced the Tellabs® 5500 NGX next-generation cross connect, which combines industry-leading optical and electrical interfaces into one system.

Next-Gen SDH and Managed Access Services: Sales of next-generation SDH (synchronous digital hierarchy, the international transport format for digital information over fiber optic networks) and managed access services, which include Tellabs' strategic international products such as the Tellabs® 6300 and Tellabs® 8100 systems, totaled $62 million. During the quarter, Tellabs recognized revenue from the new Tellabs® 6350 transport switch, the industry's highest-density next-gen SDH system, which began shipping at the end of the first quarter. About 6% of Tellabs' overall revenues came from new international products.

Other Products: Voice-quality enhancement, telephony distribution solutions and other revenues amounted to $20 million. During the quarter, Tellabs announced software upgrades to the Tellabs® 3100 voice-quality enhancement system to improve call quality for wireless and long-distance subscribers.

Services: Services sales were $36 million in the first quarter of 2003.

Simultaneous Webcast and Teleconference Replay: Tellabs will host a teleconference for investors at 7:30 a.m. Central daylight savings time on Wednesday, April 16, to discuss first-quarter results. Internet users can hear a simultaneous live webcast of the teleconference at tellabs.com. A taped replay of the call will be available until 9:30 a.m. Central time on Friday, April 18 at 800-633-8284. (Outside the United States, dial 402-977-9140.) When prompted, enter the Tellabs reservation number: 21138069.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in several countries, including the United States, flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

Forward-Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
Tom.Scottino@tellabs.com

MEDIA CONTACT:
George Stenitzer
+1.630.798.3800
George.Stenitzer@tellabs.com

TELLABS, INC. Results of Operations (All amounts in millions, except per-share data) (Unaudited)
	Three Months Ended
	03/28/03	03/29/02
Net Sales	$222.5	$371.5
Cost of Goods Sold	129.0	196.5
Gross Profit	93.5	175.0

Operating Exp.
Sales, Mktg. & G&A	64.7	77.2
Research & Development	76.9	90.6
In-Process Research & Development	0.0	5.4
Intangible Asset Amortization	2.4	1.7
Total Operating Expenses	144.0	174.9

Operating Profit (Loss)	(50.5)	0.1
Interest/ Other-Net	7.1	8.3
Earnings (Loss)	(43.4)	8.4

Income Taxes	(0.5)	3.1
Net Earnings (Loss)	($42.9)	$5.3

Earnings (Loss) per Share
Basic	($0.10)	$0.01
Diluted	($0.10)	$0.01

Average Number of Shares of Common Stock Outstanding
Basic	412,271	410,546
Diluted	412,271	414,755

TELLABS, INC. Condensed Consolidated Balance Sheets (Dollars in millions)
	2003 First Quarter (Unaudited)	2002 Year End
Assets
Current Assets
Cash and investments	$1,006.6	$1,019.2
Accounts receivable, less allowance	154.4	216.8
Inventories	177.2	174.5
Income taxes	98.1	91.9
Other current assets	44.3	31.2
Total Current Assets	1,480.6	1,533.6

Property, Plant and Equipment	739.4	770.2
Accumulated Depreciation	(332.3)	(349.3)
	407.1	420.9

Goodwill, net	456.4	455.7
Intangible Assets, net	69.8	70.1
Other Assets	142.9	142.5
Total Assets	$2,556.8	$2,622.8

Liabilities
Current Liabilities
Accounts payable	$60.1	$77.4
Accrued liabilities	85.8	94.5
Accrued restructuring and other charges	64.4	85.4
Total Current Liabilities	210.3	257.3

Accrued long-term restructuring charges	43.8	45.5
Other long-term liabilities	28.6	29.7
Total Liabilities	282.7	332.5

Stockholders' Equity
Common Stock, $.01 Par Value	4.2	4.1
Additional paid-in capital	543.8	543.6
Deferred compensation expense	(16.6)	(19.3)
Treasury stock	(129.6)	(129.6)
Cumulative translation adjustment	(32.2)	(57.4)
Unrealized holding gains on securities	3.9	5.4
Retained earnings	1,900.6	1,943.5

Total Stockholders' Equity	2,274.1	2,290.3
Total Liab. and Stockholders' Equity	$2,556.8	$2,622.8